Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (this "Amendment") to an Employment Agreement (the "Employment Agreement") entered as of May 13, 2013, by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 20411 SW Birch St. Ste. 250, Newport Beach, CA 92660 (the “Company”), and Dave Stewart, a natural person, residing at 2080 Placentia Ave., Costa Mesa, CA 92627 (the “Employee”), is entered as of this 8th day of September 2014. Each of the Company and the Employee may be referred to hereinafter as a "Party" and collectively, the "Parties".

WHEREAS, the Parties have entered the Employment Agreement as of May 13, 2013; and

WHEREAS, the Parties now wish to adjust the Employee's title and position.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Section 2 of the Employment Agreement is hereby replaced in its entirety with the following:

2.

Duties. Employee shall be employed in the position of Chief Technology Officer of the Company. Employee shall (a) perform all duties incident to such office (b) be responsible, subject to the direction of the board of directors of the Company (the “Board”), for the management and business of the Company, and (c) perform such other tasks, consistent with Employee’s position with the Company, as may from time to time be assigned to Employee by the Board. More specifically Employee’s duties shall include, but are not limited to:

●

Maintaining and furthering the entire infrastructure powering the Company software and future Company software products, including reliability, availability and scalability, which includes playing a key role in the direction of the products and how they operate (including any patent related issues);

●	Maintaining uptime consistent with our contractual obligations, and managing the relationships with hosting providers, software providers, DNS providers and data feed providers;

●

Managing the development budget and development team, forming the operational plan, research and development related to new and changing functionality and expansion into Europe and throughout the world;

●	Reporting to the Board on a monthly basis or when requested;

●	Assisting and cooperating with investor outreach, participating in conference calls when requested, participating in strategic business opportunities, and sales/business development; and

●	Complying with the security laws that are applicable to the Company.

Employee shall devote substantially all of Employee’s business time, labor, skill, and best ability to the performance of Employee’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. During the Term, Employee shall not directly or indirectly pursue any other significant business activity; provided, however, that Employee may serve on civic or other charitable boards or committees and manage personal investments, so long as such activities do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder.

2.	All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Dave Stewart

Dave Stewart

ACCELERIZE NEW MEDIA, INC.

By: /s/ Brian Ross

Name: Brian Ross

Title: Chief Executive Officer